Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-174887 and 333-174887-01

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus dated
June 4, 2013

GWG HOLDINGS, INC.

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STICKER SUPPLEMENT TO PROSPECTUS

This Prospectus Supplement No. 3 supplements our Prospectus dated June 4, 2013, and our Prospectus Supplement dated October 30, 2013 (collectively, our “Prospectus”).  You should read this supplement together with the Prospectus as the information contained herein supplements the information contained in the Prospectus.  In particular, the following disclosure relating to the use of proceeds by GWG Holdings, Inc. from sales of its Renewable Secured Debentures is added to the Prospectus:

Use of Proceeds

Our Form S-1 registration statement relating to our offer and sale of “Renewable Secured Debentures” (File Nos. 333-174887 and 333-174887-01) was declared effective by the SEC on January 31, 2012, and our offering of debentures commenced on such date.  On June 4, 2013, our post-effective amendment to our registration statement was declared effective by the SEC. The debentures are secured in part by a guarantee from our subsidiary GWG Life Settlements, LLC and a related grant of a security interest in substantially all of the assets of GWG Life Settlements, which guarantee was also registered as a security under the referenced registration statement.  Arque Capital Ltd. serves as our managing broker-dealer and underwriter for the offering.

The registration statement covers up to $250 million in principal amount of debentures. From January 31, 2012 through September 30, 2013, we sold a total of $119,673,000 in principal amount of debentures, and incurred, along with other expenses, associated underwriting commissions, and expenses paid or payable to underwriters in the amount of $9,591,000.  None of the payments for offering expenses were directly or indirectly made to directors or officers (or their associates) of our company, affiliates of our company, or to persons owning 10% or more of any class of equity securities of our company.  No net proceeds were used for direct or indirect payments to directors or officers (or their associates) of our company, affiliates of our company, or to persons owning 10% or more of any class of equity securities of our company.  As of September 30, 2013 we have an un-papered receipt of $937,000 resulting in net proceeds of $112,702,000 in use as of this date.

Net offering proceeds not immediately applied to the uses summarized above will be invested short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use.

Our use of proceeds from the sale of Renewable Secured Debentures from January 31, 2012 to September 30, 2013 is as follows:

Gross Offering Proceeds	$119,780,000
Net Offering Proceeds	112,702,000
Held in Short-Term Investments	31,430,000

Net Offering Proceeds Used	$81,272,000	100%
Purchase Policies	47,051,000	58%
Payment of Premiums	10,050,000	12%
Payment of Principal and Interest	16,640,000	20%
Other Expenditures	7,531,000	10%

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This supplement is part of the Prospectus and its contents must accompany the Prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is October 30, 2013